Exhibit 99.1

FOR IMMEDIATE RELEASE

MCRAE INDUSTRIES, INC. ANNOUNCES REVIEW OF ITS INVENTORY AND
EXPECTED RESTATEMENT OF FINANCIAL STATEMENTS FOR
FISCAL YEAR ENDED JULY 31, 2004

Mount Gilead, N.C. – December 7, 2004. McRae Industries, Inc. (MRI.A and MRI.B on the American Stock Exchange) announced today that it is conducting a review of its previously reported financial statements for the fiscal year ended July 31, 2004 as a result of clerical errors in the calculation of inventory discovered by management at the company’s military boot unit. Management presented its findings to the company’s Audit Committee and is continuing to examine the company’s accounting for inventory.

Although the review is continuing, the company’s preliminary assessment indicates that its inventory was overstated and the related cost of revenues was understated by approximately $1,044,000 for the fiscal year ended July 31, 2004. In its Form 10-K for the fiscal year ended July 31, 2004, the company reported total inventory of $15,739,000 and total cost of revenues of $54,563,000. Accordingly, the company expects to restate its previously reported financial statements for the fiscal year ended July 31, 2004. Based on this preliminary assessment, the company expects net earnings from continuing operations will be approximately $3,128,000 for the fiscal year ended July 31, 2004, as opposed to net earnings from continuing operations of $3,740,000 as previously reported. The company’s assessment of the misstatement is preliminary, and revisions to the amount could arise as a result of the ongoing review. The company believes that the overstatement of inventory resulted from clerical errors in the year-end calculation of inventory and that it has identified and corrected the errors.

The company’s previously reported financial statements for the fiscal year ended July 31, 2004 should no longer be relied upon pending the outcome of the review. As soon as practicable following the completion of the review, the company will amend its Annual Report on Form 10-K for the fiscal year ended July 31, 2004 previously filed with the Securities and Exchange Commission to reflect the expected restatement. The company does not expect to be able to file its Form 10-Q for the first quarter of fiscal 2005, which is due on December 14, 2004, until it has completed its review of the accounting for inventory in the financial statements for fiscal 2004. As a result, the Company expects to file a Form 12b-25 Notification of Late Filing with respect to such Form 10-Q. The Company has notified and discussed this matter with its independent registered public accounting firm.

In addition to historical information, this Press Release includes certain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Important factors that could cause actual results or events to differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statements include: the results of the ongoing review, the impact of the expected restatement and the reaction of the company’s stockholders, customers, vendors and lenders to the review and anticipated restatement.

Contact:
D. Gary McRae
(910) 439-6147